Exhibit 99.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
Caesars Growth Properties Holdings, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Report that are important to its business. In addition, Caesars Entertainment Corporation and its subsidiaries have proprietary rights to, among others, Caesars, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, Horseshoe, Paris Las Vegas, Flamingo, and Bally's. We have omitted the registered trademark (®) and trademark (™) symbols for such trademarks named in this Report.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$160.5	$168.1
Receivables, net of allowance for doubtful accounts of $7.7 and $8.4, respectively	44.2	36.4
Restricted cash	7.4	23.3
Deferred tax assets	—	2.6
Prepayments and other current assets	18.0	23.2
Total current assets	230.1	253.6
Land, property and equipment, net	2,148.1	2,006.7
Goodwill	361.6	361.6
Intangible assets other than goodwill, net	116.8	124.3
Restricted cash	3.7	117.1
Deferred charges and other	257.8	109.4
Total assets	$3,118.1	$2,972.7

Liabilities and Equity
Current liabilities
Accounts payable	$78.5	$45.3
Payables to related party	10.5	11.5
Accrued expenses	86.2	89.9
Interest payable	20.8	4.5
Current portion of long-term debt	17.7	4.0
Total current liabilities	213.7	155.2
Long-term debt	1,988.9	661.9
Long-term debt to related party	—	139.2
Deferred tax liabilities	—	161.2
Deferred credits and other	12.2	12.3
Total liabilities	2,214.8	1,129.8

Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	1,279.7	2,186.9
Accumulated deficit	(376.4)	(344.0)
Total equity	903.3	1,842.9
Total liabilities and equity	$3,118.1	$2,972.7

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS
OF COMPREHENSIVE INCOME/ (LOSS)
(UNAUDITED)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Casino	$175.7	$161.1	$353.9	$337.2
Food and beverage	57.1	49.6	114.0	102.3
Rooms	64.9	64.3	134.6	124.0
Other	38.6	23.3	68.9	44.4
Less: casino promotional allowances	(42.2)	(39.4)	(85.3)	(80.5)
Net revenues	294.1	258.9	586.1	527.4

Operating expenses
Direct
Casino	91.6	80.1	183.1	170.4
Food and beverage	27.6	21.9	52.1	45.0
Rooms	17.6	17.6	36.4	34.4
Property, general, administrative and other	86.1	67.0	165.6	134.9
Management fees payable to related parties	6.0	4.4	8.9	8.9
Write-downs, reserves, and project opening costs, net of recoveries	7.5	4.8	13.4	8.6
Depreciation and amortization	25.2	20.7	47.3	41.4
Total operating expenses	261.6	216.5	506.8	443.6
Income from operations	32.5	42.4	79.3	83.8
Interest expense, net of interest capitalized	(61.4)	(16.6)	(76.3)	(33.5)
Other income, net	—	0.2	—	0.4
Loss on extinguishment of debt	(23.2)	(0.2)	(23.8)	(0.2)
(Loss)/income before provision for income taxes	(52.1)	25.8	(20.8)	50.5
Provision for income taxes	(4.1)	(9.4)	(11.6)	(18.5)
Net (loss)/income	(56.2)	16.4	(32.4)	32.0
Other comprehensive income, net of income taxes	—	—	—	—
Total comprehensive (loss)/income	$(56.2)	$16.4	$(32.4)	$32.0

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance as of December 31, 2012, as previously reported	$2,146.9	$(404.5)	$1,742.4
Prior-period adjustment (see Note 1)	6.2	—	6.2
Balance as of December 31, 2012, as restated	2,153.1	(404.5)	1,748.6
Net income	—	32.0	32.0
Transactions with parent and affiliates, net	(15.4)	—	(15.4)
Balance as of June 30, 2013	$2,137.7	$(372.5)	$1,765.2

Balance as of December 31, 2013, as previously reported	$2,180.8	$(344.0)	$1,836.8
Prior-period adjustment (see Note 1)	6.1	—	6.1
Balance at December 31, 2013	2,186.9	(344.0)	1,842.9
Net loss	—	(32.4)	(32.4)
Impact of acquisitions	(1,500.0)	—	(1,500.0)
Transactions with parent and affiliates, net	452.9	—	452.9
Conversion of affiliate debt to equity	139.9	—	139.9
Balance as of June 30, 2014	$1,279.7	$(376.4)	$903.3

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income/(loss)	$(32.4)	$32.0
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities
Depreciation and amortization	47.3	41.4
Amortization of debt discount and deferred finance charges	10.4	11.9
Loss on early extinguishments of debt	23.8	0.2
Loss on disposal of asset	—	0.3
Net change in deferred income taxes	11.6	(4.5)
Net change in long-term accounts	(0.2)	(1.0)
Debt issuances costs and fees write-off	26.1	—
Net transfers to parent and affiliates	(13.2)	(15.4)
Net change in working capital accounts	18.4	(15.4)
Cash flows provided by operating activities	91.8	49.5
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(153.0)	(59.5)
Payments to acquire businesses related to the Acquired Properties Transaction	(1,808.2)	—
Increase in restricted cash	(1,916.7)	(38.6)
Decrease in restricted cash	2,046.0	37.5
Cash flows used in investing activities	(1,831.9)	(60.6)
Cash flows from financing activities
Repayments under lending agreements	(496.9)	(3.5)
Proceeds from issuance of long-term debt	1,801.1	—
Debt issuance costs and fees	(37.6)	—
Contribution from parent	465.9	—
Cash flows provided by/(used in) financing activities	1,732.5	(3.5)
Net decrease in cash and cash equivalents	(7.6)	(14.6)
Cash and cash equivalents, beginning of period	168.1	150.7
Cash and cash equivalents, end of period	$160.5	$136.1

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Background and Basis of Presentation
Organization and Transaction
On February 19, 2010, Caesars Entertainment Operating Company, Inc. ("CEOC") acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The loan was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment").
Caesars Acquisition Company ("CAC"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV, LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC, which manages Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC.
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a direct wholly-owned subsidiary of CEC.
On May 5, 2014, Caesars Growth Properties Holdings, LLC ("CGPH," the "Borrower," "Company," "we," "us" and "our"), an indirect, wholly-owned subsidiary of CGP LLC, acquired through one or more subsidiaries (i) Cromwell, The Quad, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties.
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement, and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing").
The acquisitions of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell by, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The Quad, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. Each of the Acquired Properties has entered into Property Management Agreements with a property manager.
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.
Basis of Presentation and Combination
The combined and consolidated condensed financial statements have been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment as they relate to Planet Hollywood through October 20, 2013, Cromwell, The Quad, and Bally's through May 4, 2014, and Harrah's New Orleans through May 20, 2014, and from the historical accounting records and consolidated financial statements of CGP LLC as they relate to Planet Hollywood for the period from October 21, 2013 through May 5, 2014. The condensed historical financial statements consist of the financial positions, results of operations and cash flows of the properties acquired through one or more subsidiaries by CGPH in the transactions described above as if those businesses were combined into one reporting entity for all periods presented through the acquisition dates and consolidated thereafter.
Immaterial corrections were recorded for the periods presented which impacted our financial results for the years ended December 31, 2012 and 2013. The Combined and Consolidated Condensed Balance Sheets were adjusted to include a $6.2 million and $6.1 million, respectively, increase in Land, property and equipment, net and a $6.2 million and $6.1 million, respectively, increase to Additional paid-in capital. The Combined and Consolidated Condensed Statements of Stockholders Equity reflect a $6.2 million and $6.1 million, respectively, increase to Additional paid-in capital. We believe these corrections are not material to our previously issued combined and consolidated condensed financial statements.
The combined and consolidated condensed historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying combined and consolidated condensed financial statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and CGP LLC are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.
Transactions between Caesars Entertainment and the Company have been identified in the condensed financial statements and related footnotes as transactions between related parties (see Note 15 — Related Party Transactions).
The preparation of financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Management believes the accounting estimates are appropriate and reasonably stated; however, due to the inherent uncertainties in making these estimates, actual amounts could differ.
The accompanying unaudited combined and consolidated condensed financial statements are prepared under the rules and regulations of the Securities and Exchange Commission ("SEC") applicable for interim periods and, therefore, do not include all information and footnotes necessary for complete financial statements in conformity with GAAP.
Note 2 — Recently Issued Accounting Pronouncement
In May 2014, the Financial Accounting Standards Board issued updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined and consolidated condensed financial position, results of operations and cash flows.
Note 3 — Restricted Cash
As of June 30, 2014 and December 31, 2013, the Company had $11.1 million and $140.4 million, respectively, of restricted cash, comprised of current and non-current portions based upon the intended use of each particular reserve.
The Cromwell Credit Facility, further described in Note 7 — Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and were included in restricted cash as of June 30, 2014 and December 31, 2013.
Through May 2014, the Planet Hollywood Amended and Restated Loan Agreement, further described in Note 7 — Debt, included affirmative covenants that required us to maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements and taxes, interest service, taxes and insurance. These funds were deemed restricted and were included in restricted cash as of December 31, 2013. In connection with the Second Closing in May 2014, CGPH repaid this loan and the related restrictions on cash at Planet Hollywood were released.

Note 4 — Land, Property and Equipment, net
Land, property and equipment, net consisted of the following:

(In millions)	June 30, 2014	December 31, 2013
Land and land improvements	$1,070.6	$1,070.3
Buildings and improvements	1,055.5	830.0
Furniture, fixtures, and equipment	312.7	274.7
Construction in progress	37.2	120.8
	2,476.0	2,295.8
Less: accumulated depreciation	(327.9)	(289.1)
	$2,148.1	$2,006.7
Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). For the three months ended June 30, 2014 and 2013, the aggregate depreciation expense was $20.8 million and $14.9 million, respectively. For the six months ended June 30, 2014 and 2013, the aggregate depreciation expense was $38.6 million and $29.8 million, respectively.
The Company capitalized interest of $2.8 million and $1.0 million during three months ended June 30, 2014 and 2013, respectively and $6.3 million and $2.3 million during six months ended June 30, 2014 and 2013, respectively, primarily associated with Cromwell in 2014 and The Quad and Cromwell in 2013.
During the three months ended June 30, 2014 and 2013, capital expenditures net of related payables related to the renovations at Cromwell were $51.1 million and $10.9 million, respectively, and for the six months ended June 30, 2014 and 2013 were $94.8 million and $12.5 million, respectively. Cromwell renovations were not in service at December 31, 2013 and were therefore recorded as construction in progress. Cromwell's gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
During the three months ended June 30, 2014 and 2013, capital expenditures net of related payables related to the renovations at The Quad were $16.1 million and $9.7 million, respectively, and for the six months ended June 30, 2014 and 2013 were $23.0 million and $24.5 million, respectively. The Quad renovations were not in service at June 30, 2014 or 2013 and were therefore recorded as construction in progress.
No impairment of property and equipment was recognized by the Company for the periods presented in the accompanying Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss).
Note 5 — Goodwill and Other Intangible Assets
The Company had $361.6 million of goodwill as of both June 30, 2014 and December 31, 2013. There were no additions to goodwill during the periods included in this report.
Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)	Balance
Balance at December 31, 2012	$145.5
Amortization expense	(10.6)
Balance at June 30, 2013	$134.9

Balance at December 31, 2013	$124.3
Amortization expense	(7.5)
Balance at June 30, 2014	$116.8

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	As of June 30, 2014				As of December 31, 2013
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	7.3	$211.6	$(122.9)	$88.7	$211.6	$(116.9)	$94.7
Gaming rights	10.0	45.8	(17.7)	28.1	45.8	(16.2)	29.6
Total intangible assets other than goodwill		$257.4	$(140.6)	$116.8	$257.4	$(133.1)	$124.3
The aggregate amortization expense for those intangible assets that were amortized is reflected in Depreciation and amortization in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). Estimated amortization expense for the remaining six months ending December 31, 2014 is $7.5 million and for the four years from 2015 through 2018 is $59.9 million. Estimated amortization expense for 2019 and thereafter is $49.4 million.
No impairment charges were recorded for goodwill and other non-amortizing intangible assets for the three or six months ended June 30, 2014 or 2013.
Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

(In millions)	June 30, 3014	December 31, 2013
Payroll and other compensation	$23.0	$24.8
Deposits and customer funds liability, including advance hotel deposits	21.4	17.5
Accrued non-income taxes	12.2	14.6
Chip and token liability	4.1	5.1
Insurance claims and reserves	3.9	5.1
Progressive liability	2.0	2.5
Other accruals	19.6	20.3
	$86.2	$89.9

Note 7 — Debt
The following table sets forth our outstanding debt with third parties:

				Book Value at
(In millions)	Final Maturity	Rates at June 30, 2014	Face Value at June 30, 2014	June 30, 2014	December 31, 2013
Secured debt
Caesars Growth Properties Holdings Term Loan	2021	6.25%	$1,175.0	$1,141.8	$—
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	660.1	—
Planet Hollywood Loan Agreement(1)	2015	—%	—	—	462.5
Cromwell Credit Facility	2019	11.00%	185.0	180.0	179.8
Capital lease obligations	2016	Various	4.7	4.7	2.1
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.5	14.5	14.8
Other financing obligations	2016	0.00% - 6.00%	5.5	5.5	6.7
Total debt			2,059.7	2,006.6	665.9
Current portion of total debt			(17.7)	(17.7)	(4.0)
Long-term debt			$2,042.0	$1,988.9	$661.9

(1) Not recorded as short term in the December 31, 2013 Combined and Consolidated Condensed Balance Sheet because regulatory approval had not been obtained for the Acquired Properties Transactions as defined in Note 13 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties
Caesars Growth Properties Holdings Term Facility
                The purchase price of the acquisition of Cromwell, The Quad, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing") was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release below.
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "Term Loan") pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the Term Loan.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until they were satisfied on May 20, 2014.
Full details of this transaction, including additional information on the terms of the Term Loan and Revolving Credit Facility can be obtained from the Form 8-K filed with the SEC on May 9, 2014.
The CGPH Term Loans also contain certain customary affirmative covenants and require that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.0 to 1.0, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA").

Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes") pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Planet Hollywood Loan Agreement
In connection with the acquisition of Planet Hollywood by Caesars Entertainment in 2010 and the assumption of debt, PHW Las Vegas, LLC entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2. On October 26, 2011, Caesars exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015.
The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to London Inter-Bank Offered Rate ("LIBOR") plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full.
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and manages the casino, hotel, and food and beverage operations, and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Condensed Balance Sheets until drawn to pay for costs incurred in the renovation. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
Capital Leases
We have entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in Land, property and equipment, net in the accompanying Combined and Consolidated Condensed Balance Sheets, and within furniture, fixtures, and equipment in Note 4 — Land, Property and Equipment, net. The leases had an outstanding liability balance of $4.7 million and $2.1 million as of June 30, 2014 and December 31, 2013, respectively.
Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on June 1st of every year, and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Financing Obligations
During 2013 we entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements were included in Property and equipment, net of accumulated depreciation in the accompanying Combined and Consolidated Condensed Balance Sheets, and within Furniture, fixtures, and equipment in Note 4 — Land, Property and Equipment, net.
Derivative Instruments
CGPH has an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement was for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% and, as of June 30, 2014 and December 31, 2013 has a fair value of zero. CGPH did not designate the interest rate cap agreement as a cash flow hedge.

Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and Term Loans of the Borrower, which were previously held in escrow. The terms of the indenture for the 2022 Notes and credit agreement for the Term Loans are as described in CAC's Current Reports on Form 8-K filed on April 17, 2014 and May 9, 2014, respectively.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, in connection with the Second Closing, US Bank National Association, as trustee under the 2022 Notes (in such capacity, the "Trustee"), entered into a second lien intercreditor agreement (the "Second Lien Intercreditor Agreement") with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the First Lien Collateral Agreement (as defined below) (in such capacity, the "First Lien Collateral Agent") that establishes the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations, including the $1.325 billion senior secured credit facilities (the "Senior Secured Credit Facilities"), which consist of the Term Loans and the Revolving Credit Facility, each as defined below, and certain other matters relating to the administration of security interests.
On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (first lien) (the "First Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.
Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (second lien) (the "Second Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the 2022 Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the 2022 Notes, the related guarantees, the indenture governing the 2022 Notes and the security documents.
Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.
Note 8 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as Casino promotional allowances.
The estimated retail value of such Casino promotional allowances is included in Net revenues as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Food and beverage	$22.5	$19.4	$44.2	$40.5
Rooms	17.4	17.8	35.9	35.7
Other	2.3	2.2	5.2	4.3
	$42.2	$39.4	$85.3	$80.5

The estimated cost of providing such promotional allowances is included in Casino expenses as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Food and beverage	$15.2	$11.9	$28.1	$23.8
Rooms	5.9	6.1	11.8	12.6
Other	1.3	1.1	3.0	2.0
	$22.4	$19.1	$42.9	$38.4
Note 9 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves. These costs were included in Property, general, administrative and other in the accompanying Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss).
The components of Write-downs, reserves, and project opening costs, net of recoveries are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Remediation costs	$2.7	$2.9	$5.0	$5.0
Divestitures and abandonments(1)	0.1	(0.2)	2.9	1.5
Efficiency projects	—	1.6	—	1.6
Project opening costs	4.7	0.2	5.5	0.2
Other	—	0.3	—	0.3
	$7.5	$4.8	$13.4	$8.6
____________________
(1) Divestitures and abandonments were primarily comprised of demolition costs related to projects in development.
Note 10 — Leases
We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases. As of June 30, 2014, the Company had capital leases included in Land, property and equipment, net in the accompanying Combined and Consolidated Condensed Balance Sheets (see Note 7 — Debt). The remaining lives of operating leases ranged from 1 to 84 years. Rent expense associated with operating leases is charged to expense in the year incurred. Rental expense totaled $12.6 million and $7.6 million for the three months ended June 30, 2014 and 2013, respectively and totaled $25.7 million and $15.5 million for the six months ended June 30, 2014 and 2013, respectively.
See Lease Agreements in Note 15 — Related Party Transactions for additional discussion on our related party leases.
Note 11 — Income Taxes
The effective tax rate for the three months ended June 30, 2013 was 36.4%. The primary cause for the difference from the federal statutory rate of 35.0% was due to the impact of state taxes for 2013. The effective tax rate for the three months ended June 30, 2014 was (7.9%). The primary cause for the difference from the federal statutory rate of 35.0% was due to CGPH losses not tax benefitted at the CGPH entity level as CGPH a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, CGP LLC which is treated as a flow through entity for income tax purposes.
The effective tax rate for the six months ended June 30, 2013 was 36.6%. The primary cause for the difference from the federal statutory rate of 35.0% was due to the impact of state taxes for 2013. The effective tax rate for the six months ended June 30, 2014 was (55.7%). The primary cause for the difference from the federal statutory rate of 35.0% was due to CGPH losses not tax benefitted at the CGPH entity level as CGPH is a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, CGP LLC which is treated as a flow through entity for income tax purposes.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the three months ended June 30, 2014 and 2013 nor the six months ended June 30, 2014 and 2013. The Company estimates that the amount of unrecognized tax benefits will not change significantly within the next twelve months.

We had no uncertain tax positions as of June 30, 2014 or December 31, 2013. The tax years that remain open for examination for the Company's major jurisdictions are 2010 through 2013 for United States tax purposes and 2006 through 2013 for Louisiana tax purposes.
Note 12 — Fair Value Measurement
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (Earnings Before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") multiples and discount rate) and Level 3 (forecast cash flows) inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. We have not elected the fair value measurement option for any of our assets or liabilities that meet the criteria for this option.
Items Disclosed at Fair Value
Debt
As of June 30, 2014, our outstanding debt with third parties had an estimated fair value of $2,072.9 million and a book value of $2,006.6 million. As of December 31, 2013, our outstanding debt with third parties had an estimated fair value of $700.6 million and a book value of $665.9 million. The increase from December 31, 2013 to June 30, 2014 is primary attributable to the CGPH debt incurred for the purpose of acquiring the Acquired Properties partially offset by CGPH repaying the Planet Hollywood Loan in connection with the Second Closing in May 2014.
Note 13 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties
Litigation
We are, from time to time, we could be party to ordinary and routine claims and legal actions incidental to our business. In the opinion of management, these matters will not have a material effect on our financial position or results of operations.
Bondholder Communications
On March 21, 2014, CAC, CGP LLC, Caesars Entertainment, CEOC and Caesars Entertainment Resort Properties, LLC ("CERP") received a letter (the "Second Lien Holders’ Letter") from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and CGP LLC, which, among other things, provide for the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood Resort & Casino and interests in the development of Horseshoe Baltimore casino in Maryland ("Horseshoe Baltimore") that was consummated in 2013 (the "2013 CGP Transaction"); (b) the transfer by CEOC to CERP of Octavius Tower and Caesars LINQ LLC ("The LINQ") that was consummated in 2013; (c) the then contemplated transfers by CEOC to indirect subsidiaries of CGP LLC of Cromwell, The Quad, and Bally’s Las Vegas (together, the "Acquired Properties Transaction"); and (d) the transfer of Harrah’s New Orleans (the "Harrah's Transaction"). The Second Lien Holders’ Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The Second Lien Holders’ Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Second Lien Holders’ Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CAC, CGP LLC, Caesars Entertainment, CEOC and CERP strongly believe there is no merit to the Second Lien Holders’ Letter’s allegations and will defend themselves vigorously and seek appropriate relief now that an action has been brought, as discussed in Note 16 — Recent Developments and Subsequent Events.
On April 3, 2014, a letter was sent to the boards of directors of Caesars Entertainment and CEOC (the "First Lien Holders’ Letter") by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the "First Lien Group"), alleging, among other things, that Caesars Entertainment and CEOC improperly transferred or seek to transfer assets of Caesars Entertainment and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by Caesars Entertainment and its subsidiaries to CGP LLC of Caesars Interactive Entertainment, Inc. ("CIE" or "Caesars Interactive") and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood Resort & Casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project LINQ that was consummated in 2013; (c) the then-contemplated Acquired Properties Transaction consummated in 2014; and (d) the then-contemplated Harrah's Transaction and (e) formation of Caesars Entertainment Services, LLC ("CES") among CEOC, CERP and the Company to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the "Contested Transactions"). The First Lien Holders’ Letter asserts that the consideration received by Caesars Entertainment and CEOC in the Contested Transactions is inadequate, that Caesars Entertainment and CEOC were insolvent when the transactions were approved. The First Lien Holders’ Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880.0 million of CEOC’s first lien debt endorse and support the First Lien Holders’ Letter. The First Lien Holders’ Letter demands, among other things, that the Contested Transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of Caesars Entertainment and other parties to discuss these matters. Caesars Entertainment strongly believes there is no merit to the First Lien Holders’ Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
Harrah's New Orleans Operating Agreement
Harrah’s New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expired in July 2014 and automatically renewed for 10 years. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Louisiana Gaming Control Board equal to the greater of 21.5% of gross gaming revenues from Harrah’s New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah’s New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million.
Planet Hollywood Energy Services Agreement
Planet Hollywood’s predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $0.8 million for the three months ended June 30, 2014 and 2013, respectively, and $1.5 million for the six months ended June 30, 2014 and 2013, respectively. These expenses were included in Property, general, administrative and other expenses in the accompanying Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). As of June 30, 2014 Planet Hollywood had future minimum commitments and contingencies of $9.9 million related to the amended ESA.
Planet Hollywood Self-Insurance
Planet Hollywood was self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage through June 2013. See Note 15 — Related Party Transactions for additional information.
Planet Hollywood Participation and Servicing Agreement
In 2009, the predecessor of Planet Hollywood entered into an agreement to purchase a participation interest in certain mortgaged properties. Under the terms of this agreement, Planet Hollywood is required to pay the counterparty $5.6 million at the earlier of October 5, 2015, or on March 31 subsequent to the first year that such mortgaged properties generate a positive net cash flow in excess of a pre-determined minimum amount. The mortgaged properties have not and are not expected to generate a positive net cash flow in excess of this pre-determined minimum amount within the next calendar year, and the associated liability has been included in Deferred credits and other within the Combined and Consolidated Condensed Balance Sheets.
Planet Hollywood Entertainment Commitment
In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The AXIS Powered by Monster at Planet Hollywood Resort & Casino. In connection with that transaction, Planet Hollywood has refurbished the theater and entered into a two-year performance agreement with Britney Spears pursuant to which Ms. Spears agreed to perform a total of 96 shows at the refurbished The AXIS Powered by Monster at Planet Hollywood Resort & Casino. The agreement has recently been amended to add additional shows. The performance agreement with Ms. Spears contains customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah’s New Orleans has accrued $6.0 million and $4.7 million at June 30, 2014 and December 31, 2013, respectively.
Note 14 — Supplemental Cash Flow Information
Changes in Working Capital Accounts
The decrease in cash and cash equivalents due to the changes in working capital accounts were as follows:

	Six Months Ended June 30,
(In millions)	2014	2013
Payable to related parties	$(1.0)	$4.1
Accrued expenses	12.0	(18.7)
Accounts payable	10.0	0.8
Prepayments and other current assets	5.2	3.6
Receivables	(7.8)	(5.2)
Net change in working capital accounts	$18.4	$(15.4)
Significant Non-cash Transactions
Significant non-cash transactions during the six months ended June 30, 2014 include a change in non-cash accruals for capital expenditures of $23.2 million included in Accounts payable in our Combined and Consolidated Condensed Balance Sheets, and $3.8 million in capital expenditures funded by capital lease and financing obligations as further described in Note 7 — Debt. As of June 30, 2014 and December 31, 2013, non-cash accruals for capital expenditures were $49.7 million and $26.0 million, respectively.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and Cromwell, including accrued interest, were settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million and is further described in Note 15 — Related Party Transactions.
In addition to the above, we record non-cash charges to interest expense as shown in the Cash Paid for Interest table below. There were no cash payments or refunds related to income taxes during the periods presented herein.

Cash Paid for Interest
The following table reconciles Interest expense, net of interest capitalized, per the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss), to cash paid for interest:

	Six Months Ended June 30,
(In millions)	2014	2013
Interest expense, net of interest capitalized	$76.3	$33.5
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(16.6)	0.1
Equitized intercompany loan interest	(2.9)	(4.8)
Prepaid bond interest	(0.4)	—
Debt issuance costs and fees	(26.1)	—
Capitalized interest	6.3	2.3
Amortization of deferred finance charges	(0.3)	(0.2)
Net amortization of discounts and premiums	(10.1)	(11.7)
Cash paid for interest	$26.2	$19.2
Note 15 — Related Party Transactions
Cash Activity with Affiliates
Prior to being acquired by the Company, Harrah’s New Orleans, Bally’s Las Vegas and The Quad transferred cash in excess of operating loan requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon the needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in our Combined and Consolidated Condensed Statements of Cash Flows and Transactions with parent and affiliates, net in our Combined and Consolidated Condensed Statements of Stockholders' Equity. Subsequent to the purchase of these properties by CGPH, the transfers of cash in excess of operating loan requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.
As of June 30, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The Quad were pledged as collateral for certain of CGPH’s outstanding debt securities.
We reimburse CEOC for various costs incurred by CEOC on the behalf of certain properties, including accounts payable, payroll, and other services. The balances related to these amounts are included in Payables to related parties.
Allocated General Corporate Expenses
Prior to the May 2014 transactions described Note 1 — Background and Basis of Presentation, Harrah’s New Orleans, Bally’s Las Vegas, The Quad and Cromwell functioned as part of the larger group of companies controlled by CEOC. Prior to the formation transaction on October 21, 2013 described in Item 1 — Business of the CAC Annual Report on Form 10-K for the year ended December 31, 2013, Planet Hollywood functioned as part of the larger group of companies controlled by CEOC. CEOC performed certain corporate overhead functions for these properties. These functions included, but were not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.
Upon the completion of these transactions, CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC and its subsidiaries. The agreement, among other things:

•
provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.
In addition, the shared service agreements pursuant to which CEOC provides similar services to Planet Hollywood, Harrah’s New Orleans, Bally’s Las Vegas, The Quad and Cromwell that were in place prior to the transactions continue to remain in force.
The Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss) reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment and CEOC. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. We recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $23.0 million and $46.2 million for the three and six months ended June 30, 2014, respectively and $22.1 million and $44.8 million for the three and six months ended June 30, 2013 respectively. As of June 30, 2014 and December 31, 2013, the net payable balances for allocated and directly billed expenses is recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets and was $8.0 million and $2.5 million, respectively.
These allocations of general corporate expenses may not reflect the expense the Company would have incurred if it were a stand-alone company nor are they necessarily indicative of the Company's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment are reasonable. Given the nature of these costs, it is not practicable for the Company to estimate what these costs would have been on a stand-alone basis.
Management Fees
Harrah’s New Orleans, The Quad, Bally’s Las Vegas and Cromwell Management Fees
Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager"), wholly-owned indirect subsidiaries of CEOC, manage the operations of Harrah’s New Orleans, The Quad, Bally’s Las Vegas and Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the three and six months ended June 30, 2014 the fees were $3.2 million. These fees were included in Management fees to related parties in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). As of June 30, 2014 the payable balances related to these fees were recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets and were $0.9 million.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Deferred charges and other in the Company's Combined and Consolidated Condensed Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the three and six months ended June 30, 2014, the Company recorded amortization in the amount of $1.5 million, which is included in Management fees to related parties on the Company's Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). Additionally, during the three and six months ended June 30, 2014, the Company received 50% of the management fees paid to CEOC in the amount of $1.6 million, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss).
Planet Hollywood Management Fees
PHW Manager, LLC ("PHW Manager"), a wholly-owned subsidiary of CEOC, manages the operations of the Planet Hollywood. Fees paid to PHW Manager for such services include a base management fee calculated at 3% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the three months ended June 30, 2014 and 2013, the fees were $4.8 million and $4.4 million, respectively and for the six months ended June 30, 2014 and 2013, the fees were $9.7 million and $8.9 million, respectively. These fees were included in Management fees payable to related parties in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). As of June 30, 2014 and December 31, 2013, the payable balances related to these fees were recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets and were $1.4 million and $1.6 million, respectively.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager for $70 million, recognized as a long-term prepaid asset included in Deferred charges and other in the Company's Combined and Consolidated Condensed Balance Sheets. The prepaid asset will be amortized over 35 years, which represents the term of the related management contract. During the three and six months ended June 30, 2014, the Company recorded amortization in the amount of $0.5 million and $1.0 million, respectively, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). Additionally, during the three and six months ended June 30, 2014, the Company received 50% of the Planet Hollywood management fee paid to CEOC in the amount of $2.4 million and $4.9 million, respectively, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Operations.
Use of Bally's and Harrah's Trademarks
Bally's Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and will not charge subsequent to the closing of the transactions surrounding the CGPH described in Note 1 — Background and Basis of Presentation. Accordingly, no such charges were recorded in the combined and consolidated condensed financial statements. As discussed above, we entered into a management agreement with CEOC in connection with the Transaction, which among other services, includes the use of CEOC-owned trademarks.
Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest payments were made semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million.
Planet Hollywood Self-Insurance
Planet Hollywood was self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage through June 2013. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. Planet Hollywood believes the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals and adjusts its recorded provisions. Starting in July 2013, third-party insurance coverage was obtained on a prospective basis. As of June 30, 2014 and December 31, 2013, $2.5 million and $3.4 million, respectively, has been accrued to cover insurance claims and is included in Accrued expenses in the accompanying Combined and Consolidated Condensed Balance Sheets.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Company may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. The Company’s reimbursement for Caesars Entertainment’s contribution expense was $0.5 million for both quarters ended June 30, 2014 and 2013 and $1.5 million and $1.3 million for the six months ended June 30, 2014 and 2013, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans and an executive supplemental savings plan under which certain employees of the Company may defer a portion of their compensation. The expenses charged by Caesars Entertainment to the Company for employees’ participation in these programs are included in the Allocated general corporate expenses discussed above.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. The Company’s reimbursement for Caesars Entertainment’s contributions and charges for these plans was $3.0 million and $2.3 million for the three months ended June 30, 2014 and 2013, respectively, and $5.8 million and $4.6 million for the six months ended June 30, 2014 and 2013, respectively. These expenses were included in Property, general, administrative and other in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss).

Equity Incentive Awards
Caesars maintains equity incentive award plans in which employees of CGPH may participate. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For each of the three and six months ended June 30, 2014 and 2013, allocations were immaterial to the CGPH financial results.
Lease Agreements
On April 25, 2011, The Quad entered into an agreement pursuant to which it will lease from The LINQ, an indirect wholly-owned subsidiary of Caesars Entertainment, and a land parcel under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The Quad for gaming and other space. Pursuant to the terms of the agreement, The Quad is required to pay the LINQ rent equal to approximately $1.3 million per month beginning on January 1, 2014.
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that commences on the sooner of the Opening Date as defined in the Ground Lease as amended or February 28, 2015 and includes annual and monthly base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease. GB Investor, LLC, a wholly-owned subsidiary of Caesars, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues from the ground lease are currently $0.4 million and are included in Other revenue in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss).
Formation of Caesars Enterprise Services, LLC
On May 20, 2014, CEC, CEOC, CERP, and CGPH (together, the "Members" and each a "Member") entered into a services joint venture, Caesars Enterprise Services, LLC ("CES"). Upon regulatory approval, CES will manage certain Enterprise Assets (as defined hereafter) and the other assets it will own, license or control, and employ the corresponding employees and other employees who will provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement, subject to required regulatory approvals. Corporate expenses that are not allocated to properties will be allocated to CEOC, CERP, and CGPH by CES according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses will be allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the "Omnibus Agreement"), which will grant licenses to the Members and certain of their affiliates in connection with the formation of CES upon implementation of the Services joint venture described above and receipt of regulatory approvals. Initial contributions by the Members will include cash contributions by CERP and CGPH of $42.5 million and $22.5 million, respectively. CEOC will transition certain CEOC executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Upon approval, under the Omnibus Agreement, CEOC, Caesars License Company, LLC ("CLC"), Caesars World, Inc. ("CWI") and subsidiaries of CEOC that are the owners of the CEOC properties will grant CES a non-exclusive, irrevocable, worldwide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards® program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property collectively, the "Enterprise Assets"). CEOC, CLC and CWI also will grant CES licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CEOC or its subsidiaries.
CES will grant to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets, and with respect to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an exclusive (subject to geographic restrictions) license in and to the "Harrah’s" and "Bally’s" names. CES will also grant to CEOC, CLC, CWI and the properties owned or controlled by the Members, licenses to any intellectual property that CES develops or acquires that is not derivative of the intellectual property licensed to it. CES will also grant to CEOC, CLC and CWI a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.

Note 16 — Recent Developments and Subsequent Events
First and Second Lien note Holder Litigation
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the “Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit in the Court of Chancery in the State of Delaware against CAC, Growth Partners, Caesars Entertainment Corporation (“CEC”), CEOC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (i) an award of money damages; (ii) to void certain transfers, the earliest of which dates back to 2010; (iii) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (iv) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (v) to impose a constructive trust or equitable lien on the transferred assets; and (vi) an award to plaintiffs for their attorneys’ fees and costs. CAC believes this lawsuit is without merit and will defend itself vigorously.
On August 5, 2014, CEC along with CEOC filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (i) money damages (ii) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law, and (iii) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC..

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited financial statements of Planet Hollywood Resort & Casino as of and for the years ended December 31, 2013 and 2012; the audited combined financial statements of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell, as defined below, as of and for the years ended December 31, 2013 and 2012; and the other financial information included elsewhere in this report.
In this discussion, the words "Company," "we," "us" and "our" refer to Caesars Growth Properties Holdings, LLC (the "Borrower" or "CGPH"), a subsidiary of Caesars Growth Partners LLC ("CGP LLC"), and, as described in Note 1 — Background and Basis of Presentation, have been combined and consolidated as if those businesses were combined into one reporting entity for the periods presented. Prior to the Acquired Properties Transactions, the financial information has been derived from the historical accounting records of Caesars Growth Partners, LLC and Caesars Entertainment Corporation ("CEC" or Caesars Entertainment").
Organization and Transaction
On February 19, 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC, which manages Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, which holds Planet Hollywood and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC.
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a direct wholly-owned subsidiary of CEC. On May 5, 2014, CGPH, through one or more subsidiaries acquired (i) Cromwell, The Quad, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties.
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement, and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing").
The acquisitions of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell by, and the contribution of Planet Hollywood to, subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The Quad, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. Each of the Acquired Properties has entered into Property Management Agreements with a property manager.
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.
Combined and Consolidated Condensed Operating Results

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions)	2014	2013	Change	2014	2013	Change
Net revenues	$294.1	$258.9	$35.2	$586.1	$527.4	$58.7
Income from operations	32.5	42.4	(9.9)	79.3	83.8	(4.5)
Net income/(loss)	(56.2)	16.4	(72.6)	(32.4)	32.0	(64.4)
Operating margin (1)	11.1%	16.4%	N/A	13.5%	15.9%	N/A
Property EBITDA (2)	$69.5	$67.9	$1.6	$144.3	$133.8	$10.5
Adjusted EBITDA (2)	69.6	68.0	1.6	144.5	134.1	10.4
____________________
(1) Operating margin is calculated as income from operations divided by net revenues.
(2) See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of Net income to Property Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA.

 Three months ended June 30, 2014 compared to June 30, 2013
CGPH net revenues for the three months ended June 30, 2014 increased by $35.2 million compared with the same period in 2013. Gaming revenues increased to $175.7 million in the second quarter 2014 from $161.1 million in the second quarter 2013 due to the opening of Cromwell in May 2014 and stronger organic results in both slot and table win.
Food and beverage revenues for the three months ended June 30, 2014 and 2013 were $57.1 million and $49.6 million, respectively. This increase in revenues was driven largely by new offerings that opened in 2014 such as Giada at Cromwell, O'Sheas at The Quad and Pinup Pizza at Planet Hollywood.
Other revenues increased 65.7% in second quarter 2014 when compared to 2013 primarily due to enhanced entertainment options at the new Axis Theater at Planet Hollywood and the opening of Drai’s at Cromwell.
Income from operations decreased to $32.5 million in second quarter 2014, compared with $42.4 million in 2013. The decrease is driven by increased expenses at the Quad, primarily due to the O’Sheas lease expense, as well as transaction costs related to the May 2014 acquisition of Bally’s Las Vegas, Cromwell, The Quad Resort & Casino, and Harrah’s New Orleans.
Six months ended June 30, 2014 compared to June 30, 2013
Net revenues for the six months ended June 30, 2014 and 2013 were $586.1 million and $527.4 million, respectively. Gaming revenues increased by $16.7 million primarily attributable to the newly remodeled Quad, the opening of Cromwell in May 2014, and stronger organic results in both slot and table win.
Food and beverage revenues for the six months ended June 30, 2014 and 2013 increased by $11.7 million. This increase in revenues was largely driven by the ramp up of the Gordon Ramsay BurGR restaurant that opened in 2012, Axis Bar inside the new Axis theater, the new Pinup Pizza takeout restaurant, and Shiver frozen daiquiri bar in Planet Hollywood which all opened after the first quarter of 2013, as well as Giada and Drai's at Cromwell, and O'Sheas at The Quad which all opened in 2014.
Other revenues increased from $44.4 million to $68.9 million for the six months ended June 30, 2014 when compared to the same period in 2013 primarily due to enhanced entertainment options at the new Axis Theater at Planet Hollywood and the opening of Drai’s at Cromwell.
Income from operations decreased in the six months ended June 30, 2014 when compared with 2013 as the income impact of increased revenues was more than offset by the combination of increased pre-opening expenses associated with Cromwell, increased operating expenses at the Quad, primarily due to the O’Sheas lease expense, and transaction costs related to the May 2014 acquisition of Bally’s Las Vegas, Cromwell, The Quad Resort & Casino, and Harrah’s New Orleans. Certain pre-opening expenses are not a component of Adjusted Segment EBITDA, therefore Adjusted Segment EBITDA increased for 2014 when compared with 2013.
We often provide incentives for customers to stay and play at our properties. We provide such incentives to our customers based on a number of factors such as marketing plans, competitive factors, economic conditions, and regulations. These incentives come in a variety of different forms including free and discounted product, gaming credits, food and beverage, hotel room's credits, and other forms. The retail value of accommodations, food and beverage, and other services furnished to casino guests is included in gross revenue and then deducted as promotional allowances. Hence, net revenues as discussed above exclude all promotional allowances. We believe our allocation of promotional allowances to be within industry standards and appropriate for the various brands and competitive environment.
Key Performance Indicators ("KPIs")
Performance of our casino properties is measured in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through Caesars Entertainment’s Total Rewards system, referred to as "trips," and spend per rated customer trip, referred to as "spend per trip." A trip is created by a Total Rewards card holder engaging in one or more of the following activities while at our property: (1) hotel stay, (2) gaming activity or (3) a comp redemption, which means the receipt of a complimentary item given out by the casino. Lodgers are guests registered with the total rewards program who stay at the property and non-lodgers are guests registered with the total rewards program not staying at the property. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. The average combined gross hold is the percentage of the amount wagered across all game types (including table games and slot machines) that the casino retained.
     During the three and six months ended June 30, 2014, total trips increased by approximately 11.0% and 9.0% from the three and six months ended June 30, 2013, driven by 14.0% and 13.0% increases in trips by non-lodgers, respectively, partially offset by decreases in trips by lodgers in each period. Total spend per trip decreased by 1.0% and 3.0% in the three and six months ended June 30, 2014 versus the same periods in 2013, driven by a decrease in spend per trip from non-lodgers. Gross casino hold increased slightly from 11.2% and 11.4%, respectively, in the three and six months ended June 30, 2013 to 11.5% and 11.5%, respectively, in the three and six months ended June 30, 2014.
Cash average daily room rates for the three months ended June 30, 2014 increased to $108, or approximately 22.7%, when compared to $88 for the same period in 2013, primarily due to the new tower that opened in the fourth quarter of 2013 at Bally's Las Vegas. Average daily occupancy was 92.8% in the three months ended June 30, 2014 and 91.4% in the three months ended June 30, 2013. Revenue per available room ("RevPar") for the three months ended June 30, 2014 and 2013 was $102 and $86, respectively.
Other Factors Affecting Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2014	2013	2014	2013
Interest expense, net of interest capitalized	$(61.4)	$(16.6)	$(76.3)	$(33.5)
Other income, net	—	0.2	—	0.4
Loss on early extinguishments of debt	(23.2)	(0.2)	(23.8)	(0.2)
Provision for income taxes	(4.1)	(9.4)	(11.6)	(18.5)
Interest Expense, Net of Interest Capitalized
Interest expense, net of interest capitalized increased by $44.8 million for the three months ended June 30, 2014 compared with the three months ended June 30, 2013 and by $42.8 million for the six months ended June 30, 2014 compared with the six months ended June 30, 2013. The increases were primarily due to debt incurred to fund the Acquired properties Transaction, partially offset by a decrease in interest expense at Cromwell and a decrease due to the payoff of the Planet Hollywood Loan Agreement. Capitalized interest for the three months ended June 30 2014 and 2013 was $2.8 million and $1.0 million, respectively, and capitalized interest for the six months ended June 30 and 2013 was $6.3 million and $2.3 million, respectively.
Loss on Early Extinguishments of Debt
The Planet Hollywood secured loan contained excess cash flow provisions which required mandatory prepayment of debt when certain conditions were met. These prepayments were recorded in Loss on early extinguishment of debt in the Combined and Consolidated Condensed Statements of Comprehensive Income/(Loss). Inclusive of impact of the payoff of the loan in conjunction with the Second Lien Intercreditor Agreement, Loss on extinguishment of debt for the three and six months ended June 30, 2014 increased to $23.2 million and $23.8 million, respectively, from $0.2 million for both the three and six months ended June 30, 2013.
Provision for Income Taxes
For the three months ended June 30, 2013, we recorded a tax provision of $9.4 million on pretax income of $25.8 million. This resulted in an effective tax rate of 36.4% which differs from the expected federal tax rate of 35% primarily due to state taxes. For the three months ended June 30, 2014, we recorded a tax provision of $4.1 million on pretax loss of $52.1 million. This resulted in an effective tax rate of (7.9%) which differs from the expected federal tax rate of 35% primarily due to CGPH losses not tax benefitted at the CGPH level as CGPH is a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, CGP LLC which is treated as a flow through entity for income tax purposes.
    See Note 11 — Income Taxes in our combined and consolidated condensed financial statements included in this report for additional information.
Reconciliation of Non-GAAP Financial Measures
Property EBITDA
Property EBITDA is presented as a supplemental measure of the properties' performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States

("GAAP")). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA
Adjusted EBITDA is presented as a supplemental measure of the properties' performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the properties.
Because not all companies use identical calculations, the presentation of the properties' Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following table reconciles Net (loss)/income to Property EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,
(In millions)	2014	2013
Net (loss)/income	$(56.2)	$16.4
Provision for income taxes	4.1	9.4
(Loss)/income before income taxes	(52.1)	25.8
Interest expense, net of interest capitalized	61.4	16.6
Depreciation and amortization	25.2	20.7
Segment EBITDA	34.5	63.1
Other income, net	—	(0.2)
Loss on early extinguishments of debt (a)	23.2	0.2
Write-downs, reserves, and project opening costs, net of recoveries (b)	7.5	4.8
Acquisition and integration costs	4.3	—
Property EBITDA	69.5	67.9
Other (d)	0.1	0.1
Adjusted EBITDA	$69.6	$68.0

	Six Months Ended June 30,
(In millions)	2014	2013
Net (loss)/income	$(32.4)	$32.0
Provision for income taxes	11.6	18.5
(Loss)/income before income taxes	(20.8)	50.5
Interest expense, net of interest capitalized	76.3	33.5
Depreciation and amortization	47.3	41.4
Segment EBITDA	102.8	125.4
Other income, net	—	(0.4)
Loss on early extinguishments of debt (a)	23.8	0.2
Write-downs, reserves, and project opening costs, net of recoveries (b)	13.4	8.6
Acquisition and integration costs	4.3	—
Property EBITDA	144.3	133.8
Stock-based compensation (c)	—	0.1
Other (d)	0.2	0.2
Adjusted EBITDA	$144.5	$134.1
(a) Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b) Amounts primarily represent development costs related to the construction of Cromwell.
(c) Amounts represent non-cash stock-based compensation expense.
(d) Amounts represent other add-backs and deductions to arrive at Property EBITDA and Adjusted EBITDA but not separately identified, such as severance expenses.

Liquidity and Capital Resources
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in our debt instruments, further described in Capital Resources below.
Our cash used for capital spending for the three and six months ended June 30, 2014 was $86.3 million and $153.0 million, respectively and capital spending for the three and six months ended June 30, 2013 totaled $34.1 million and $59.5 million, respectively. Estimated total capital expenditures for the remainder of 2014 are expected to be between approximately $240.0 million and $330.0 million.
Liquidity
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes") pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "Term Loan") pursuant to a credit agreement. CGPH's primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations, the Senior Secured Credit Facilities as defined below, the 2022 Notes and the Term Loan. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through operating cash flows, refinancing of existing debt or the issuance of new debt, or, if necessary, additional investments from its equity holders. CGPH's operating cash inflows are used for operating expenses, debt service costs, working capital needs and capital expenditures in the normal course of business.
Our cash and cash equivalents, excluding restricted cash, totaled $160.5 million as of June 30, 2014, compared to $168.1 million as of December 31, 2013. Restricted cash totaled $11.1 million as of June 30, 2014 and $140.4 million as of December 31, 2013. Our restricted cash consists of cash reserved under our loan agreements for development projects and interest service.
As of June 30, 2014 and December 31, 2013, we had $2,059.7 million and $703.3 million, respectively, face value of indebtedness outstanding, including capital lease indebtedness. Cash paid for interest for the six months ended June 30, 2014 and 2013 was $26.2 million and $19.2 million, respectively. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through refinancing of debt, although our ability to accomplish this will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund our liquidity needs, pay our indebtedness and secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short-term and long-term restricted cash balances, our cash flows from operations herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.
As of June 30, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The Quad were pledged as collateral for certain of CGPH’s outstanding debt securities.
Capital Resources
Caesars Growth Properties Holdings Term Facility
                The purchase price of the acquisition of Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing") was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release below.
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, CGPH closed on the Term Loan pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the Term Loan.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until they were satisfied on May 20, 2014.
Full details of this transaction, including additional information on the terms of the Term Loan and Revolving Credit Facility can be obtained from the Form 8-K filed with the Securities Exchange Commission ("SEC") on May 9, 2014.
The CGPH Term Loans also contain certain customary affirmative covenants and require that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.0 to 1.0, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA").
Caesars Growth Properties Holdings Notes
      CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued the 2022 Notes pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Planet Hollywood Loan Agreement
In connection with the acquisition of Planet Hollywood by Caesars Entertainment in 2010 and the assumption of debt, PHW Las Vegas, LLC entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2. On October 26, 2011, Caesars exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015.
The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to London Inter-Bank Offered Rate ("LIBOR") plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full.
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and manages the casino, hotel, and food and beverage operations, and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Condensed Balance Sheets until drawn to pay for costs incurred in the renovation. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
Capital Leases
We have entered into multiple capital leases for gaming and wireless internet equipment. The leases have an outstanding liability balance of $4.7 million as of June 30, 2014 and are included in Land, property and equipment, net in CGP LLC's Combined and Consolidated Condensed Balance Sheet.

Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30% have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest payments were made semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and Term Loans of the Borrower, which were previously held in escrow. The terms of the indenture for the 2022 Notes and credit agreement for the Term Loans are as described in Caesars Acquisition Company's ("CAC") Current Reports on Form 8-K filed on April 17, 2014 and May 9, 2014, respectively.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Recently Issued Accounting Pronouncement
In May 2014, the Financial Accounting Standards Board issued updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our Combined and Consolidated Condensed financial position, results of operations and cash flows.
Other Obligations and Commitments
Material changes to our aggregate indebtedness are described in Capital Resources above. As of June 30, 2014, our debt payments and estimated interest payments are as follows:

	Payments Due by Period
(In millions)	Total	Remainder of 2014	1-3 years	4-5 years	After 5 years
Debt payable to third parties, face value(1)	$2,059.7	$8.4	$49.2	$204.2	$1,797.9
Estimated interest payments to third parties(2)	1,232.2	86.6	493.1	358.8	293.7
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(1) Includes a capital lease obligation of $4.7 million.
(2) Estimated interest for variable rate debt included in this table is based on rates at June 30, 2014.
Off- Balance Sheet Arrangements
We did not have any off-balance sheet arrangements at June 30, 2014 or December 31, 2013.

SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURE
CAESARS GROWTH PROPERTIES HOLDINGS, LLC ADJUSTED EBITDA - RESTRICTED

Adjusted EBITDA - Restricted is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CGPH credit facility. Specifically, Adjusted EBITDA - restricted excludes CGPH’s unrestricted subsidiary, consistent with the calculations used to determine compliance with debt covenants under the credit facility.
Because not all companies use identical calculations, the presentation of CGPH's Adjusted EBITDA - Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles Net loss - Restricted to Adjusted EBITDA - Restricted:

(In millions)	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Net loss - Restricted	$(53.3)	$(23.8)
Provision for income taxes	6.1	16.7
Loss before income taxes	(47.2)	(7.1)
Interest expense, net of interest capitalized	58.4	70.6
Depreciation and amortization	23.6	45.7
Loss on early extinguishments of debt (a)	23.2	23.8
Write-downs, reserves, and project opening costs, net of recoveries	2.5	2.7
Acquisition and integration costs	4.3	4.3
Other (b)	0.1	0.2
Adjusted EBITDA - Restricted	$64.9	$140.2
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(a) Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b) Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA - Restricted but not separately identified, such as severance and relocation expenses.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995
This Form 8-K contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements and are found at various places throughout this Form 8-K. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this Form 8-K, are based on our current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues, including the renovation of The Quad;

•
CGP LLC's dependence on Caesars Entertainment and its subsidiaries to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to default on certain debt obligations;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to file for bankruptcy or be subjected to an involuntary bankruptcy by its creditors;

•	Caesars Entertainment's interests may conflict with CGP LLC’s interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CGP LLC licenses for use in its businesses;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC’s business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates;

•	any failure to protect CGP LLC’s trademarks or other intellectual property;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•
the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition our Las Vegas assets face from other hotel casino resorts in Las Vegas will face from other regional casinos and resorts;

•	CGP LLC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of United States and foreign laws, some of which are unsettled and still developing; and

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this Form 8-K.